Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of this 12th day of April, 2023 by and among CARROLS RESTAURANT GROUP, INC., a Delaware corporation (the “Company”), and CARROLS CORPORATION, a Delaware corporation and an indirect, wholly-owned subsidiary of the Company (the “Employer”), and DEBORAH M. DERBY having an address at 130 Rising Meadow Way, East Stroudsburg, PA 18302 (the “Executive”).
W I T N E S S E T H:

WHEREAS, Executive has been an independent member of the Board of Directors of the Company since 2018; and

WHEREAS, the Company and the Employer desire to employ Executive as its President and Chief Executive Officer and Executive desires to accept such employment, in each case pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, and other good and valuable consideration, the receipt and adequacy of which is mutually acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.Definitions.

For purposes of this Agreement, the following definitions shall apply:

1.1“Affiliate” shall mean an entity controlled by, controlling or under the common control with the entity in question.

1.2“Cause” shall mean: (a) the commission by the Executive of any act or omission that would constitute a felony or any crime of moral turpitude under Federal law or the law of the state or foreign law in which such action occurred; (b) dishonesty, disloyalty, fraud, willful misconduct, embezzlement, misappropriation, theft, disclosure of trade secrets or confidential information or other acts or omissions by the Executive that result in a breach of fiduciary or other material duty to the Company, the Employer or any of the Companies; (c) continued reporting to work or working under the influence of alcohol, an illegal drug, an intoxicant or a controlled substance which renders the Executive incapable of performing Executive’s material duties to the satisfaction of the Company or the Employer; (d) the Executive’s material breach of this Agreement or any other written agreement or covenant with the Company, the Employer or any of the Companies, which material breach shall continue after thirty (30) days’ written notice to the Executive and an opportunity to cure such breach, to the extent curable; (e) the Executive's substantial disregard in the performance of the Executive’s material duties and/or responsibilities with respect to the Company, the Employer or any of the Companies, which substantial disregard shall continue after thirty (30) days’ written notice to the Executive and an opportunity to cure, to the extent curable; or (f) an act of gross negligence in connection with the Executive's duties.

1.3“Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of the Company, as amended.

1.4“Change of Control” shall mean and shall have occurred or be deemed to have occurred only if any of the following events occurs:

1.4.1The acquisition, directly or indirectly, by any person or group (as those terms are defined in Sections 3(a)(9), 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules thereunder) of beneficial ownership (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (voting securities) of the Company that represent 50% or more of the combined voting power of the Company’s then outstanding voting securities, other than:
a.An acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company; or

b.An acquisition of voting securities by the Company or a corporation owned, directly or indirectly by all of the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company.

Notwithstanding the foregoing, the following event shall not constitute an acquisition by any person or group for purposes of this subsection 1.4.1: an acquisition of the Company’s securities by the Company which causes the Company’s voting securities beneficially owned by a person or group to represent 50% or more of the combined voting power of the Company’s then outstanding voting securities; provided, however, that if a person or group shall become the beneficial owner of 50% or more of the combined voting power of the Company’s then outstanding voting securities by reason of share acquisitions by the Company as described above and shall, after such share acquisitions by the Company, become the beneficial owner of any additional voting securities of the Company, then such acquisition shall constitute a Change of Control; or

1.4.2Individuals who, as of the Effective Date, constitute the Board of Directors of the Company (as of the Effective Date, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company, provided that any person becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a two-thirds of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

1.4.3The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (i) a merger, consolidation, reorganization, or business combination, or (ii) the acquisition of assets or stock of another entity, in each case other than a transaction:

a.Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction; and

b.After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (b) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

1.4.4A sale or disposition of all or substantially all of the Company’s assets; or

1.4.5The Company’s stockholders approve a liquidation or dissolution of the Company.

1.5“Companies” shall mean the Company, the Employer and any present of future Affiliate of each of them and their respective successors and assigns (whether by operation of law or otherwise).

1.6“Competitor” shall mean any company or organization operating a quick-service restaurant which features hamburger or chicken as the primary or central menu item.

1.7.“Disability” shall mean the Executive's inability to perform the duties and responsibilities contemplated under this Agreement for a period of six (6) successive months, or an aggregate of six (6) months in any twelve (12) month period, due to physical or mental incapacity or impairment.

1.8“Effective Date” shall mean May 1, 2023.

1.9“Executive Bonus Plan” shall mean: all bonus plans or arrangements maintained by the Employer or any of the Companies in which the Executive is eligible to participate as the same may be amended or modified from time to time.

1.10“Good Reason” shall mean: (a) the material breach by the Employer or the Company of any material provision of this Agreement or any other agreement by and between the Executive and any of the Companies affecting the terms of the Executive’s employment with any of the Companies, which breach, if curable, is not remedied within thirty (30) days after the Employer’s or the Company’s receipt of written notice thereof from the Executive; (b) the material diminution of the Executive’s position, authority, duties or responsibilities with respect to any of the Companies or the assignment to the Executive of duties and responsibilities that are materially inconsistent with those duties and responsibilities customarily assigned to a president and chief executive officer of a similarly situated company; (c) the failure of any successor of the Company or the Employer to assume in a writing delivered to the Executive and reasonably satisfactory to the Executive the obligations of this Agreement; (d) solely with respect to Section 4.1, a reduction in the Executive’s base salary which reduction is not commensurate with that of similarly situated executive officers; (e) solely with respect to Section 4.2, a reduction in the Executive’s base salary regardless of whether such reduction is or is not commensurate with that of similarly situated executive officers; (f) solely with respect to Section 4.1, treatment of the Executive under the Executive Bonus Plan or under any other executive bonus plan in which similarly situated executive officers of the Company are eligible to participate in a manner inconsistent in any material respect with the treatment under such plan of such similarly situated executive officers, including, without limitation, with respect to eligibility to participate in such plan, conditions and criteria for earning bonuses thereunder and the amount of bonuses thereunder; or (g) solely with respect to Section 4.2, any modification of the Executive Bonus Plan or any other executive bonus plan in which similarly situated executive officers of the Company are eligible to participate in a manner that will materially change the Executive’s treatment under such plan including, without limitation, with respect to eligibility to participate in such plan, conditions and criteria for earning bonuses thereunder and the amount of bonuses thereunder and regardless of whether such material change is or is not commensurate with that of similarly situated executive officers. Any termination by Executive for Good Reason may only occur if Executive provides written notice of termination for Good Reason within forty-five (45) days after Executive learns about the occurrence of the event giving rise to the claim of Good Reason and the Company or the Employer fails to remedy the matter within thirty (30) days of receipt of such notice from Executive.

1.11“Mandatory Arbitration Agreement” shall mean that certain Agreement for Resolution of Disputes Pursuant to Binding Arbitration between the Employer and the Executive all as more fully as set forth on Exhibit A attached hereto and made a part hereof.

1.12“Release” shall mean that certain Release as more fully set forth on Exhibit B attached hereto and made a part hereof.

1.13“Severance Bonus” shall mean: an amount equal to a pro rata portion of the aggregate annual bonus under the Executive Bonus Plan for the year in which the Executive incurs a Termination of employment to which the Executive would otherwise have been entitled had her employment not been terminated, provided, however, for any bonus (or portion thereof) under the Executive Bonus Plan based on the individual attainment of goals and objectives, “Severance Bonus” shall mean, subject to the achievement of any metric or threshold as a precondition for eligibility to receive such bonus, an amount equal to the pro rata portion of the target bonus for the year in which the Executive incurs a Termination of employment, regardless of whether the Executive would otherwise have achieved such bonus had her employment not been terminated.

1.14“Severance Payment” shall mean: an amount equal to the Executive’s annual base salary in effect immediately prior to the date the Executive incurs a Termination of employment.

1.15“Special Severance Bonus” shall mean: an amount equal to the aggregate annual bonus under the Executive Bonus Plan for the year in which the Executive incurs a Termination of employment to which the Executive would otherwise have been entitled had her employment not been terminated, provided, however, for any bonus (or portion thereof) under the Executive Bonus Plan based on the individual attainment of goals and objectives, “Special Severance Bonus” shall mean, subject to the achievement of any metric or threshold as a precondition for eligibility to receive such bonus, an amount equal to the annual target bonus for the year in which the Executive incurs a Termination of employment, regardless of whether the Executive would otherwise have achieved such bonus had her employment not been terminated.

1.16“Special Severance Payment” shall mean: an amount equal to eighteen (18) multiplied by the amount of the Executive’s monthly base salary in effect immediately prior to the date the Executive incurs a Termination of employment.

1.17“Termination of employment” means cessation of the Executive’s employment with the Company, the Employer and all of the Companies by which the Executive is employed.

2.Employment and Term.

2.1Employment. The Employer hereby employs Executive and Executive accepts such employment as the President and Chief Executive Officer of the Companies reporting to the Board of Directors of the Company (the “Board”). In Executive’s capacity as President and Chief Executive Officer, Executive shall have such duties and responsibilities as are customarily assigned to individuals serving in such position. Executive shall devote Executive’s full business time and attention and all of Executive’s skill, knowledge and experience to the conscientious performance of Executive’s duties and responsibilities, provided, however, that Executive may serve as a member of the board of directors of Henry Schein, Inc. so long as it does not materially interfere with the performance of Executive’s duties to the Companies.

2.2Term. The term of this Agreement shall commence on the Effective Date and shall continue until the date of Executive’s termination of employment hereunder.

2.3Location. Executive shall work from Executive’s home in Pennsylvania and shall be available to travel as the needs of the Companies require. For the first year of Executive’s employment, Executive shall work a minimum of five (5) days per month in the home office of the Company in Syracuse, NY.

3.Compensation and Benefits.

3.1Base Salary. Executive’s annual base salary shall be $650,000, which base salary shall be prorated for periods that are less than one year and shall be paid in accordance with the Employer’s monthly payroll practices for executives at a rate of $54,166.67 a month, less applicable taxes and withholdings. Executive shall be eligible for annual merit increases in Executive’s base salary as determined by the Compensation Committee of the Board in its sole discretion.

3.2Annual Bonus. Executive shall participate in the Company’s Executive Bonus Plan. Executive’s target bonus percent shall be 100% of Executive’s annual base salary. A copy of the 2023 Executive Bonus Plan has been provided to Executive with this Agreement.

3.3Equity Awards. On May 1, 2023, Executive shall receive a grant of 417,320 shares of restricted stock of the Company under the Carrols Restaurant Group, Inc. 2016 Stock Incentive Plan (as amended, the “Stock Incentive Plan”). These shares will vest over three years, with 34% of the shares vesting on May 1, 2024, 33% of the shares vesting on January 15, 2025, and 33% of the shares vesting on January 15, 2026.

In addition, on July 1, 2023, Executive shall be awarded 450,000 performance-based restricted stock units (the “RSUs”) under the Stock Incentive Plan, subject to Executive’s continued employment with the Company on such date, the approval at the 2023 Annual Meeting of the Stockholders of the Company of an amendment to the Stock Incentive Plan to increase the number of shares of common stock available for issuance under the Stock Incentive Plan and the terms of the applicable award agreement. The RSUs will entitle the Executive to receive a payout as set forth below based upon the Company’s achievement of compounded organic adjusted EBITDA growth over a three- year period above the Company’s 2022 actual adjusted EBITDA subject to the terms of the applicable award agreement:

Performance Level	Organic Adjusted EBITDA Achievement	Payout (% of Target PSUs)
Below Threshold	<$75,000,000	None
Threshold	$75,000,000	25%
Intermediate	$79,100,000	50%
Target	$83,600,000	100%
Maximum	$114,000,000	200%

Payout will be linearly interpolated for EBITDA achievement between levels once the Threshold has been achieved. If achieved, Executive’s payout shall be made at the same time as payouts are made to other members of the Company’s executive management team.

During Executive’s employment, additional equity grants may also be awarded to Executive from time to time as determined by the Compensation Committee of the Board in its sole discretion.

3.4Deferred Compensation Plan. Effective May 1, 2023, Executive shall be eligible to participate in the Carrols Corporation & Subsidiaries Amended and Restated Deferred Compensation Plan (as may be amended from time to time, the “Deferred Compensation Plan”) subject to the requirements of the Deferred Compensation Plan. Executive shall also be eligible to participate in any other retirement benefit plan maintained by the Company on the same basis as other executive officers of the Company (other than retirement benefit plans that have been terminated or frozen).

3.5Benefits. During the term of this Agreement, Executive and Executive’s eligible dependents (as defined by applicable plan documents) shall be eligible to participate in all medical, dental, vision, flexible spending account, health savings account, life insurance and other welfare benefit plans that the Companies maintain for executive officers, as the same may be amended or modified from time to time (collectively the “Benefit Plans”), and receive benefits under such Benefit Plans on the same basis as those benefits are made available to other executive officers, subject, in each case, to the terms, provisions and conditions of the applicable plan documents. Executive’s participation in the Benefits Plans during the term of this Agreement shall be at Executive’s election and will be effective May 1, 2023, provided Executive enrolls on the employee benefits communication portal. Executive shall also be eligible to participate in the short-term and long-term disability plans offered by the Companies as the same may be amended or modified from time to time, subject to the terms, provisions and conditions of the plan documents (collectively the “Disability Plans”). Executive’s participation in any of the Disability Plans shall be at Executive’s election and will be effective August 1, 2023 provided Executive enrolls on the employee benefits communication portal. Executive’s share of the cost for the Benefit Plans and Disability Plans elected by Employee will be deducted from the monthly compensation of Executive described in Section 3.1 of this Agreement. The Companies reserve the right to amend or terminate any Benefit Plan or Disability Plan at any time in its sole discretion, subject to the terms of such Benefit Plan or Disability Plan and applicable law provided that any such amendment or termination shall treat the Executive on substantially the same basis as other similarly situated executive officers of the Company.

3.6Vacation. During the term of this Agreement, Executive shall be eligible for four (4) weeks of vacation each year, it being understood that any portion of such vacation not taken during a year shall not be available to be taken during any other year.

3.7Expense Reimbursement. During the term of this Agreement, Executive shall be reimbursed for all business expenses incurred in accordance with Company policy including, without limitation, mileage reimbursable for use of Executive’s personal vehicle on Company business.

3.8Stipend. The Company shall provide Executive with a $265,000 cash stipend (the “Stipend”) in lieu of any moving, temporary housing or other similar cost, expense or compensation loss Executive may incur as a result of Executive’s employment hereunder. One-half of the Stipend will be paid to Executive within thirty (30) days of the Effective Date, with the remainder being paid on or about November 1, 2023, less applicable taxes and withholdings. In the event that Executive voluntarily terminates Executive’s employment hereunder on or before May 1, 2024, Executive shall be required to reimburse the Company the entire amount of the Stipend, less any taxes paid on the Stipend, and if Executive voluntarily terminates Executive’s employment hereunder after May 1, 2024 but on or before May 1, 2025, Executive shall be required to reimburse the Company one-half of the amount of the Stipend, less any taxes paid on the Stipend.

3.9Clawback Provision. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based or other compensation paid to the Executive under this Agreement or any other agreement or arrangement with the Company or Employer which is subject to recovery under any law, government regulation, stock exchange listing requirement or policy adopted by the Employer or the Company will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement or policy.

4.Termination.

Subject to the provisions of this Agreement, either the Company or the Employer, on the one hand, or Executive, on the other hand, may terminate the employment of Executive after receipt of written notice by the other party hereto provided that any applicable cure periods have expired if the Company or the Employer terminate the employment of Executive for Cause or Executive terminates Executive’s employment with Good Reason.

4.1Termination with Good Reason by Executive or by the Company or the Employer without Cause. Subject to the provisions of this Agreement and the Executive’s compliance with the provisions of Section 5 of this Agreement, in the event that the Executive incurs a Termination of employment that is other than a Termination of employment under Section 4.2 of this Agreement and is either (a) by the Company or the Employer (or any successor thereof) without Cause or (b) by the Executive with Good Reason, and provided in each case that the Executive executes and does not revoke a general release of claims substantially in the form attached as Exhibit B hereto (a “Release”) within forty (40) days following such Termination of employment (the “Release Requirement”), the Employer (or any successor thereto) shall pay to the Executive (i) thirty (30) days after such termination of employment, Executive’s accrued but unpaid base salary, any unreimbursed businesses expenses and any unused vacation time which has accrued during the year in which the Executive's employment is terminated, in each case as of the date of termination; (ii) any accrued and unpaid annual bonus under the Executive Bonus Plan with respect to the any prior year at such time as provided under the Executive Bonus Plan but in no event later than the March 15 of the calendar year following the calendar year in which the Executive’s employment terminates; (iii) any other amounts or benefits owing to the Executive under the terms of any employee benefit plan of the Company or, in the case of equity-based compensation awards, under the terms of the equity award plan or applicable award agreement; (iv) any amounts the Executive may be entitled to pursuant to the Deferred Compensation Plan at such times as provided under the terms of the Deferred Compensation Plan; and (v) the Severance Payment and the Severance Bonus. The Severance Payment shall be paid to the Executive as follows: (A) one-half of the amount of the Severance Payment on the fifth (5th) business day following the six (6) month anniversary of Termination of employment, and (B) the remaining amount of the Severance Payment in equal monthly installments until the date that is the twelve (12) month anniversary of the Termination of employment, provided that following the death of the Executive, the entire amount of the Severance Payment shall be paid to the Executive in a single lump sum cash payment on the fifth (5th) business day following the date of death of the Executive. The Severance Bonus shall be paid to the Executive in a single lump sum cash payment on the date that bonuses are paid under the Executive Bonus Plan, but in no event later than March 15th of the calendar year following the calendar year in which the Executive’s employment terminates. Notwithstanding the foregoing, the Executive's right to receive the Severance Payment and the Severance Bonus under this Section of the Agreement shall terminate, and the Executive shall be obligated to return to the Employer any payment or payments of the Severance Payment or the Severance Bonus previously made under this Section, if the Executive, directly or indirectly, commences employment with, or serves as an owner, operator, manager, director, partner, member or stockholder (other than as a stockholder of not more than two percent (2%) of any class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended) of, or consultant, advisor or independent contractor to, any business or organization that is a Competitor on or prior to the date that is the twelve (12) month anniversary of the Termination of employment.

4.2Termination Following a Change of Control. Notwithstanding Section 4.1 of this Agreement, in the event that the Executive incurs a Termination of employment within twelve months after a Change of Control either (a) by the Company or the Employer (or any successor to the Company or the Employer after the Change of Control) without Cause (but determined without regard to Section 1.2(e) of this Agreement) or (b) by the Executive with Good Reason, this Section 4.2 shall apply and Section 4.1 above shall not apply. For avoidance of doubt, it is understood that any payment pursuant to this Section 4.2 is in lieu of, and not in addition to, any payments pursuant to Section 4.1 above. Subject to the Release Requirement being met and the Executive’s compliance with the provisions of Section 5 of this Agreement, in the event that the Executive incurs a Termination of employment pursuant to this Section 4.2, the Employer (or any successor thereto) shall pay to the Executive (i) thirty (30) days after such termination of employment, Executive’s accrued but unpaid base salary, any unreimbursed businesses expenses and any unused vacation time which has accrued during the year in which the Executive's employment is terminated, in each case as of the date of termination; (ii) any accrued and unpaid annual bonus under the Executive Bonus Plan with respect to the any prior year at such time as provided under the Executive Bonus Plan but in no event later than the March 15 of the calendar year following the calendar year in which the Executive’s employment is terminated; (iii) any other amounts or benefits owing to the Executive under the terms of any employee benefit plan of the Company or, in the case of equity-based compensation awards, under the terms of the equity award plan or applicable award agreement; (iv) any amounts the Executive may be entitled to pursuant to the Deferred Compensation Plan at such times as provided under the terms of the Deferred Compensation Plan; and (v) a single lump sum cash payment equal to the Special Severance Payment and the Special Severance Bonus. The Special Severance Payment shall be paid to the Executive on the fifth (5th) business day following the six (6) month anniversary of the Termination of employment (or on the fifth (5th) business day following the death of the Executive, if sooner). The Special Severance Bonus shall be paid to the Executive in a single lump sum cash payment on the date that bonuses are paid under the Executive Bonus Plan, but in no event later than March 15th of the calendar year following the calendar year in which the Executive’s employment terminates.

4.3Termination Without Good Reason by Executive or by the Company or the Employer with Cause or Due to Death or Disability. In the event the Executive incurs a Termination of employment by the Executive without Good Reason or by the Company or the Employer for Cause or due to death or Disability, the Employer (or any successor thereto) shall pay to the Executive (i) thirty (30) days after such termination of employment, Executive’s accrued but unpaid base salary, any unreimbursed businesses expenses and any unused vacation time which has accrued during the year in which the Executive's employment is terminated, in each case as of the date of termination; (ii) any accrued and unpaid annual bonus under the Executive Bonus Plan with respect to the any prior year at such time as provided under the Executive Bonus Plan but in no event later than the March 15 of the calendar year following the calendar year in which the Executive’s employment terminates; (iii) solely with respect to the Executive's termination for death or Disability, a pro-rata portion of any annual bonus payable under the Executive Bonus Plan for the year the Executive dies or suffers a Disability payable no later than the March 15 of the calendar year following the calendar year in which the Executive’s employment terminates; (iv) any other amounts or benefits owing to the Executive under the terms of any employee benefit plan of the Company or, in the case of equity-based compensation awards, under the terms of the equity award plan or applicable award agreement; and (v) any amounts the Executive may be entitled to pursuant to the Deferred Compensation Plan at such times as provided under the terms of the Deferred Compensation Plan.

5.Non-Competition, Non-Solicitation and Confidentiality.

In consideration of the Executive’s employment and continued employment, the payment of Executive’s compensation by the Employer, the Companies entrusting Executive with Confidential Information (as defined below), and the compensation and benefits provided under this Agreement, including, without limitation, pursuant to the provisions of Sections 3 and 4 hereof, the Executive agrees as follows:

5.1Non-Competition. During Executive’s employment with the Employer and for a period of twelve (12) months thereafter, Executive shall not, directly or indirectly, commence employment with, or serve as an owner, operator, manager, director, partner, member or stockholder (other than as a stockholder of not more than two percent (2%) of any class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended) of, or consultant, advisor or independent contractor to, any business or organization that is a Competitor within the United States. Executive understands that the provisions of this Section 5.1 may limit Executive’s ability to earn a livelihood in a business similar to the business of the Companies but nevertheless agrees to comply with such provisions and hereby acknowledges and agrees that the consideration provided under this Agreement, including, without limitation, amounts payable under Sections 3 and 4 hereof, are sufficient to justify the restrictions contained in this Section. In consideration thereof and in light of the fact that Executive's education, skills and abilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the business of the Companies, Executive agrees that she will not assert in any forum that such provisions prevent her from earning a living or otherwise are void or unenforceable or should be held void or unenforceable.

5.2Non-Solicitation. During Executive’s employment with the Employer and for a period of two (2) years following termination of the Executive’s employment, the Executive shall not solicit or employ any management-level employee who was employed by the Company, the Employer or any of the Companies within six months prior to the termination of the Executive’s employment, in any business in which the Executive has a material interest, direct or indirect, including, without limitation, as an owner, operator, manager, officer, director, partner, member, stockholder, consultant, advisor or independent contractor. The preceding sentence shall not prohibit the Executive from hiring any person whose employment is terminated involuntarily by the Company, the Employer or any of the Companies during the Executive’s employment with the Companies or at any time thereafter provided that such hiring shall not occur until after the Executive’s Termination of employment under this Agreement.

5.3Confidentiality. During Executive’s employment with the Employer and following Termination of employment, Executive shall not use or disclose to any individual or entity any Confidential Information (as defined below) except (i) in the performance of Executive’s duties for the Company, the Employer or any of the Companies, (ii) as authorized in writing by the Company or the Employer, or (c) as required by law or legal process, provided that, prior written notice of such required disclosure is provided to the Company or the Employer and, provided further that the Executive uses all reasonable efforts to assist the Companies (at the Companies’ expense) in obtaining reliable assurance that the confidentiality of such information shall be preserved.

5.4Confidential Information. As used in this Agreement, “Confidential Information” shall mean information that (a) is used or potentially useful in the business of the Company, the Employer or any of the Companies, (b) the Company, the Employer or any of the Companies treats as proprietary, private or confidential, and (c) is not generally known to the public. “Confidential Information” includes, without limitation, information relating to the Company’s, the Employer’s or any of the Companies’ strategic plans, acquisition, merger or business development plans or strategies, operating procedures, systems, internal controls, infrastructure, corporate organization, human resource management, products or services, processes, marketing, customer information and data, pricing strategies and reports, memoranda, notes, records, technical data, plans, trade secrets, composition of products, research and development data, sources of supply, operating and cost data, financial information, personal information and any other information of a similar nature that is not known or made available to the public which, if misused or disclosed, could adversely affect the business of the Companies. “Confidential Information” also includes proprietary and/or confidential information of the Company’s, the Employer’s or any of the Companies’ franchisors, suppliers and business partners who may share such information with the Company, the Employer or any of the Companies pursuant to a confidentiality agreement or otherwise. The Executive agrees to treat all such franchisor, supplier or business partner information as “Confidential Information” hereunder. The foregoing restrictions on the use or disclosure of confidential information shall continue after Executive’s employment terminates for any reason for so long as the information is not generally known to the public.

5.5Non-Disparagement. Executive agrees that Executive shall not, either directly or indirectly, engage in any conduct or make any statement disparaging in any way the Company, the Employer, the Companies or any of their directors and officers. The Companies similarly agree that they shall not, and shall direct their officers and directors not to, directly or indirectly, engage in any conduct or make any statement disparaging in any way Executive. Notwithstanding the foregoing, nothing in this Section 5.5 shall prevent any party from discussing another party in connection with a performance evaluation, communicating privately with their attorneys, accountants and other advisors, providing truthful testimony in connection with any legal proceeding, from taking any action to enforce or defend their rights under this Agreement, or require any party to violate any law or subpoena.

5.6Enforcement. Executive acknowledges and agrees that, by virtue of her position, her services, and her access to and use of Confidential Information, the restrictions set forth in this Section 5 are reasonable and necessary to protect the competitive business interests and goodwill of the Companies and any violation by her of any of the undertakings contained in this Section 5 would cause the Company, the Employer and the Companies immediate, substantial and irreparable injury for which there is no adequate remedy at law. Accordingly, Executive agrees that in the event of any breach or threatened breach by Executive of any of said undertakings, the Companies shall be entitled to injunctive relief in any court of competent jurisdiction (without the need to post any bond and without proving that money damages would be inadequate). Rights and remedies provided for in this Section 5.6 are cumulative and shall be in addition to any rights and remedies otherwise available hereunder, under any other agreement, at law, in equity, by statute or otherwise.

6.Continued Welfare Coverage.

If the Executive’s employment is terminated for any reason other than Cause, the Executive shall be entitled to elect to receive continued medical, dental and vision benefits under the same benefit plans as in effect for active executive officers of the Company for the Executive and the Executive’s spouse, dependents and beneficiaries eligible for coverage under such plans pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), for a period of eighteen (18) months, subject to the terms of the plans and payment by the Executive of the premiums charged to former employees of the Company pursuant to Section 4980B of the Code for continued benefit coverage for former employees and their eligible spouses, dependents and beneficiaries under such plans. Thereafter, the Company shall pay the Executive an amount necessary for Executive to acquire such benefits under equivalent plans from an independent provider, net of the amount the Executive would otherwise be required to pay under this Section 6. The Company may amend or otherwise alter the medical, dental and vision plans to provide different benefits to the Executive and the Executive’s spouse, dependents and beneficiaries eligible for coverage so long as the benefits provided to the Executive and the Executive’s spouse, dependents and beneficiaries eligible for coverage are no less favorable in the aggregate that those provided or offered to active executive officers of the Company. In no event shall the coverage provided pursuant to this Section 6 extend beyond December 31 of the year in which the Executive turns 65 years old. The obligations of the Company under this Section 6 shall terminate if, at any time after the date of termination of the Executive's employment, the Executive is employed by or is otherwise affiliated with a party that offers substantially comparable medical, dental and vision benefits to the Executive.

7.At Will Employment.

Nothing in this Agreement shall confer upon the Executive the right to remain in the employ of the Employer, the Company or any of the Companies, it being understood and agreed that (a) the Executive is an employee at will and serves at the pleasure of the Company or the Employer at such compensation as the Company or the Employer shall determine from time to time subject to the provisions of this Agreement, (b) the Company or the Employer shall have the right to terminate the Executive’s employment at any time, with or without Cause subject to the provisions of this Agreement, and (c) except for this Agreement, the Employer’s Mandatory Arbitration Agreement and any equity awards agreements entered into by Executive and the Employer, Company, or any of the Companies pursuant to the Stock Incentive Plan (or any subsequent stock incentive plan of Company), there are no other arrangements or agreements between Executive and the Employer, the Company or any of the Companies concerning the terms of the Executive’s employment with the Employer, the Company or any of the Companies, and that nothing in this Agreement guarantees employment for any definitive or specific term or duration.

8.Costs of Enforcement.

Notwithstanding anything to the contrary set forth in the terms of the Mandatory Arbitration Agreement, in the event that the Executive incurs any costs or expenses, including attorneys’ fees, in the enforcement of the Executive’s rights under this Agreement then, unless the Company or the Employer is wholly successful in defending against the enforcement of such rights, the Employer shall reimburse all reasonable costs and expenses incurred by the Executive. Any such reimbursement shall be made as promptly as practicable after the final disposition of the Executive’s enforcement claims following the presentation of invoices evidencing such costs and expenses, but in no event later than March 15th of the calendar year following the calendar year in which occurs such final disposition.

9.Representations and Warranties.

Executive represents and warrants that (a) Executive is entering into this Agreement voluntarily, and that Executive’s employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by Executive of any agreement to which Executive is a party or by which Executive may be bound; (b) Executive has not violated, and in connection with Executive’s employment hereunder, will not violate, any non-competition, non-solicitation or other restrictive covenant or agreement by which Executive is or may be bound; and (c) in connection with Executive’s employment by the Company, Executive will not use any confidential or proprietary information Executive may have obtained in connection with Executive’s employment with any prior employer or service as a consultant, advisor or member of the board of directors of any other company (other than the Company).

10.Indemnification.

Executive shall be entitled to be indemnified by the Company against any claims brought against Executive arising from Executive’s employment with, or provision of services to, the Company and to have Executive’s defense expenses advanced, to the maximum extent provided in the Company’s Certificate of Incorporation and applicable law (each as in effect as of the date hereof or as may be subsequently amended from time to time), and to be covered by the Company’s directors and officers liability policy (at the Company’s expense), in the same manner and to the same extent as other current and former executive officers of the Company; provided, however, that Executive acknowledges that she is not entitled to the indemnity referred to above (either as set forth in Company’s Certificate of Incorporation or in this Agreement) to the extent a dispute arises between the Company, the Employer or any of the Companies, on the one hand, and the Executive, on the other hand, with respect to her conduct as an Executive, or any claim that may arise either directly or indirectly with respect to the breach of any terms and conditions of this Agreement.

11.Notices.

All notices under this Agreement shall be in writing and shall be sent by a national overnight delivery courier, or registered or certified mail, return receipt requested, if intended for the Company or the Employer shall be addressed to it, attention of its General Counsel, 968 James Street, Syracuse, New York 13203 or at such other address of which the Company or the Employer shall have given notice to the Executive in the manner herein provided; and if intended for the Executive, shall be mailed to the Executive at the address of the Executive’s address first set forth above or at such other address of which the Executive shall have given notice to the Company or the Employer in the manner provided in this Section 11.

12.Entire Agreement.

This Agreement, together with the Release and the Mandatory Arbitration Agreement constitutes and contains the entire agreement and understanding between the parties with respect to the matters referred to herein and, as of the Effective Date, supersedes any and all prior negotiations, correspondence, understandings, and agreements between the parties respecting the subject matter hereof, and no waiver of or modification to the terms hereof shall be valid unless in writing signed by the party to be charged and only to the extent therein set forth. With the exception of the Mandatory Arbitration Agreement (which shall survive and continue), all prior and contemporaneous agreements and understandings with respect to the subject matter of this Agreement are hereby terminated and superseded by this Agreement. When used in this Agreement, the terms “hereof”, “herein” and “hereunder” refer to this Agreement in its entirety, including any exhibits or schedules attached to this Agreement and not to any particular provisions of this Agreement, unless otherwise specifically indicated.

13.No Mitigation or Offset.

Except as otherwise provided in this Agreement, in the event of any termination of the Executive’s employment, the Executive shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive pursuant to this Agreement. Except as specifically provided in the last sentence of Section 4.1 of this Agreement, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive or benefit provided to the Executive as the result of employment by another employer or otherwise. Except as specifically provided in the last sentence of Section 4.1 of this Agreement, the amounts payable under this Agreement shall not be subject to set-off, counterclaim, recoupment, defense or other right that the Companies may have against the Executive.

14.Withholding.

The Employer shall be entitled to withhold from amounts payable to the Executive hereunder such amounts as may be required by applicable law.

15.Binding Nature.

This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, administrators, executors, personal representatives, successors and assigns.

16.Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to conflicts of laws. All actions or proceedings brought by either Executive or Employer, Company or any of the Companies arising out of or relating to this Agreement shall be subject to and brought under the Mandatory Arbitration Agreement. In the event of a conflict between the terms and conditions of this Agreement and the Mandatory Arbitration Agreement, the Mandatory Arbitration Agreement shall control.

17.Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18.Advice of Counsel.

Executive acknowledges that during the negotiation of this Agreement, Executive has retained or has been advised to retain counsel of Executive’s choosing who has provided or will provide advice to Executive in connection with the Executive’s decision to enter into this Agreement. Executive acknowledges that the Companies’ in-house and outside legal counsel have represented only the Companies in connection with the negotiation, drafting, and entering into of this Agreement and that Executive has not been provided nor has Executive relied upon any legal advice from the Companies’ in-house or outside legal counsel.

19.Severability.

It is the intention of the parties hereto that any provision of this Agreement found to be invalid or unenforceable be reformed rather than eliminated. If any of the provisions of this Agreement, or any part hereof, is at any time construed to be invalid or unenforceable, the same shall not affect the remainder of such provision or the other provisions of this Agreement, which shall be given full effect, without regard to the invalid portions. If any of the provisions of Section 5 of this Agreement, or any portion thereof, is held to be unenforceable because of the duration of such provision or portions thereof, the area covered thereby or the type of conduct restricted therein, the parties hereto agree that the court making such determination shall have the power to modify the duration, geographic area and/or, as the case may be, other terms of such provisions or portions thereof, and, as so modified, said provisions or portions thereof shall then be enforceable. In the event that the courts of any one or more jurisdictions shall hold such provisions wholly or partially unenforceable by reason of the scope thereof or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Employer’s rights provided for herein in the courts of any other jurisdictions as to breaches or threatened breaches of such provisions in such other jurisdictions, the above provisions as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

20.Waiver.

Failure by either the Employer or Executive to enforce any provision of this Agreement or any right with respect to this Agreement, or the failure to exercise any option provided hereunder, shall in no way be considered to be a waiver of such provision, right or option, or to in any way affect the validity of this Agreement.

21.Headings; Interpretation.

The headings preceding the text of the sections of this Agreement have been inserted solely for convenience of reference and neither constitutes a part of this Agreement nor affect the meaning, interpretation or effect of this Agreement. The terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

22.Survival of Provisions.

The following sections of this Agreement shall survive Employee’s termination of employment from the Companies and termination of this Agreement: Section 4, Section 5 (Non- Competition, Non-Solicitation and Confidentiality), Section 6 (Continued Welfare Coverage), Section 8 (Cost of Enforcement), Section 10 (Indemnification) and Section 16 (Governing Law). In addition, all sections of this Agreement that, by their terms, survive the termination of this Agreement shall so survive such termination.

23.Additional Tax Provisions.

23.1Golden Parachutes. Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by Executive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (collectively, the "Total Benefits") would be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Total Benefits shall be reduced to the extent necessary so that no portion of the Total Benefits is subject to the Excise Tax; provided, however, that no such reduction in the Total Benefits shall be made if by not making such reduction, Executive’s Retained Amount (as hereinafter defined) would be greater than Executive’s Retained Amount if the Total Benefits are not so reduced. “Retained Amount” shall mean the present value (as determined in accordance with sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of the Total Benefits net of all federal, state and local taxes imposed on Executive with respect thereto. To the extent any reduction is required, the Total Benefits shall be reduced in the following order: (i) any portion of the Total Benefits that are not subject to Section 409A of the Code (other than Total Benefits resulting from any accelerated vesting of equity awards), (ii) Total Benefits that are subject to Section 409A of the Code in reverse order of when payment is due, and (iii) Total Benefits that are not subject to Section 409A and arise from any accelerated vesting of any equity awards.

23.2Section 409A of the Code. It is intended that the provisions of this Agreement are either exempt from or comply with the terms and conditions of Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”), and to the extent that the requirements of Code Section 409A are applicable thereto, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. Notwithstanding the foregoing, the Companies shall have no liability with regard to any failure to comply with Code Section 409A. If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment. Notwithstanding anything herein to the contrary, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Section does not constitute a “deferral of compensation” within the meaning of Code Section 409A and the regulations and other guidance thereunder: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year; (ii) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit. In no event shall the Executive, directly or indirectly, designate the calendar year of payment. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean Separation from Service. If a payment obligation under this Agreement arises on account of Executive’s separation from service while Executive is a “specified employee” (as defined under Code Section 409A and determined in good faith by the Companies), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A- 1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall be paid within five (5) business days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within five (5) business days after the Executive’s death.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

CARROLS RESTAURANT GROUP, INC.

By:
Name:
Title:

CARROLS CORPORATION
By:
Name:
Title:

DEBORAH M. DERBY

EXHIBITS A AND B INTENTIONALLY OMITTED
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